Exhibit 99.1

TransEnterix, Inc. Announces Loan Agreement with Hercules Capital

— Non-dilutive financing extends cash reach to over two years —

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)— May 23, 2018— TransEnterix, Inc. (NYSE American: TRXC) (the “Company”), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced that it has entered into a debt financing agreement with Hercules Capital, Inc., as administrative agent and collateral agent (“Hercules”), and the banks and financial institutions entering into the loan agreement, to provide the Company with up to $40.0 million in term loans.

“We are pleased to partner with Hercules to refinance our debt and strengthen our balance sheet in a non-dilutive manner,” said Todd M. Pope, president and chief executive officer of TransEnterix. “Assuming the ability to borrow all tranches, we believe this refinancing, combined with cash on hand, provides us more than two years of cash runway and will support the continuing commercialization of our Senhance System.”

On May 23, 2018, the Company entered into a loan and security agreement (the “Loan Agreement”) with Hercules pursuant to which Hercules has agreed to make certain term loans in the aggregate principal amount of up to $40 million, with funding of the first $20 million tranche occurring on May 23, 2018. The Company will be eligible to draw on the second tranche of $10 million upon achievement of certain Senhance System revenue-related milestones for its 2018 fiscal year, and a third tranche of $10 million upon achievement of designated trailing six months GAAP net revenue from Senhance sales. The Company is entitled to make interest-only payments until December 1, 2020, and at the end of the interest-only period, the Company will be required to repay the term loans over an eighteen-month period based on an eighteen-month amortization schedule, with a final maturity date occurring on June 1, 2022. The Company repaid all amounts owed under their previous loan agreement with Innovatus Life Sciences Lending Fund on May 23, 2018.

“Hercules is very pleased to partner with TransEnterix as they continue to expand the commercial adoption of Senhance,” said Scott Bluestein, Chief Investment Officer at Hercules. “The debt facility provides another example of our ability to creatively finance dynamic growth oriented Life Sciences companies through multiple stages of development and through various value inflection points.”

Armentum Partners acted as financial advisor to TransEnterix for the debt financing. Additional details regarding the Company’s financing are included in the Company’s Current Report on Form 8-K which is expected to be filed on May 23, 2018 by TransEnterix, Inc. with the Securities and Exchange Commission.

About TransEnterixTransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today’s value-based healthcare environment. The Company is focused on the commercialization of the Senhance™ Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU and select other countries. For more information, visit www.transenterix.com.

About Hercules Capital

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is a leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $7.6 billion to over 420 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Forward-Looking Statements

This press release includes statements relating to the Company’s May 2018 debt refinancing, that provides an opportunity to borrow up to $40.0 million assuming various milestones are met. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and includes whether this financing, combined with cash on hand, provides TransEnterix with more than two years of cash runway and will support the continued commercialization of the Senhance Surgical Robotic System . For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K filed on March 8, 2018 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For TransEnterix, Inc.

Investors:

Mark Klausner, +1 443-213-0501

invest@transenterix.com

or

Media:

Joanna Rice, +1 951-751-1858

joanna@greymattermarketing.com